                                                                      EXHIBIT 12

                                NEW AMETEK, INC.
                       (AMETEK AEROSPACE PRODUCTS, INC.)

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                            YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                        1996   1995    1994    1993      1992
                                        -----  -----  ------  ------    ------
EARNINGS:
  Income from continuing operations.... $43.1  $36.9  $ 29.9  $(13.3)   $ 37.2
  Income tax expense (benefit).........  23.3   21.7    17.0    (7.5)     18.2
  Interest expense--gross..............  19.7   20.3    22.3    18.6      20.2
  Capitalized interest.................  (0.6)  (0.1)   (0.7)   (1.0)     (0.5)
  Amortization of debt financing costs.   0.1    1.2     1.4     0.1       0.2
  Interest portion of rental ex-
   pense(1)............................   1.8    1.6     1.4     1.4       1.2
                                        -----  -----  ------  ------    ------
    Adjusted earnings.................. $87.4  $81.6  $ 70.4  $ (1.7)   $(76.5)
                                        =====  =====  ======  ======    ======
FIXED CHARGES:
  Interest expense, net of capitalized
   interest............................ $19.1  $20.2  $ 21.6  $ 17.6    $ 19.7
  Capitalized interest.................   0.6    0.1     0.7     1.0       0.5
  Amortization of debt financing costs.   0.1    1.2     1.4     0.1       0.2
  Interest portion of rental ex-
   pense(1)............................   1.8    1.6     1.4     1.4       1.2
                                        -----  -----  ------  ------    ------
    Fixed charges...................... $21.6  $23.1  $ 25.1  $ 20.1    $ 21.6
                                        =====  =====  ======  ======    ======
RATIO OF ADJUSTED EARNINGS TO FIXED
 CHARGES...............................  4.0x   3.5x    2.8x     -- (2)   3.5x
                                        =====  =====  ======  ======    ======

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(1)Estimated to be 1/3 of total rent expense.
(2) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $21.8 million.

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